Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-190280

and 333-190280-02

November 13, 2015

AGL RESOURCES®

AGL CAPITAL CORPORATION

November 13, 2015

Pricing Term Sheet for 2025 Senior Notes

Issuer:	AGL Capital Corporation

Guarantor:	AGL Resources Inc.

Ratings (Moody’s/S&P/Fitch)*	Baa1 / BBB+ / BBB+

Size:	$250,000,000

Trade Date:	November 13, 2015

Settlement Date:	November 18, 2015 (T+3)

Maturity Date:	November 15, 2025

Interest Payment Dates:	May 15 and November 15 of each year, commencing May 15, 2016

Coupon:	3.875%

Price to Public:	99.910% of principal amount

Benchmark Treasury:	UST 2.000% due August 15, 2025

Benchmark Treasury Price/Yield:	97-16 3⁄8/2.286%

Spread to Benchmark Treasury:	+160 bps

Yield to Maturity:	3.886%

Optional Redemption Provisions:

Make Whole Call:	Any time prior to August 15, 2025, at the Treasury rate plus 25 bps

Par Call:	Any time on or after August 15, 2025 at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest

CUSIP/ISIN:	001192 AL7 / US001192AL76

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Mitsubishi UFJ Securities (USA), Inc. SunTrust Robinson Humphrey, Inc. Wells Fargo Securities, LLC Morgan Stanley & Co. LLC

Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated U.S. Bancorp Investments, Inc. Fifth Third Securities, Inc. J.P. Morgan Securities LLC Loop Capital Markets LLC Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Mitsubishi UFJ Securities (USA), Inc. toll free at 1-877-649-6848, SunTrust Robinson Humphrey, Inc. toll free at 1-800-685-4786 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.

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